Exhibit – Item 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A of Permanent Portfolio Family of Funds and to the use of our report, dated March 30, 2017, on the financial statements and financial highlights of the Permanent Portfolio, the Short-Term Treasury Portfolio, the Versatile Bond Portfolio, and the Aggressive Growth Portfolio, each a series of shares of Permanent Portfolio Family of Funds. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders, which is incorporated by reference in the Registration Statement.

Philadelphia, Pennsylvania

May 31, 2017